Exhibit 99.1

Acusphere Issues Year-End Review To Shareholders

Acusphere, Inc. (NASDAQ:ACUS) today issued a letter to shareholders. The text of this letter is as follows:

Dear Fellow Shareholders:

As we enter into 2006, I want to share with you a summary of Acusphere’s significant progress in 2005 and review our 2006 priorities. I believe that Acusphere today, more than ever, is positioned for success, with our emphasis in 2006 directed towards completing the AI-700 clinical trials, qualifying our manufacturing facility and further preparing for commercialization. I am proud of Acusphere’s employees who helped us reach this stage and confident that, with their continued dedication, we will continue to make significant progress.

As you know, all of our product candidates and technologies have been developed utilizing our innovations in creating proprietary porous microparticles:

• AI-700, our lead product candidate, is an ultrasound contrast agent designed to provide a more cost effective and convenient alternative to nuclear stress testing, which is currently the leading imaging test for screening patients for Coronary Heart Disease (CHD). Today, in the U.S. alone, more than 10 million imaging tests are performed annually to screen for CHD. As Baby Boomers age and the prevalence of obesity and diabetes continues to grow, so should the market opportunity for these tests. If our clinical program is successful and AI-700 receives regulatory approval, we believe that AI-700 with ultrasound has the potential to become the preferred method of testing for CHD, producing healthy returns for our shareholders.

• Our Hydrophobic Drug Delivery System (HDDS(TM)) and Pulmonary Drug Delivery System (PDDS(TM)) technologies are other applications of our porous microparticle technology. We have demonstrated the ability to improve the formulation of a wide variety of hydrophobic drugs, which are drugs that do not dissolve well in water, and improve the formulation of a variety of asthma drugs delivered to the lung via inhalers. The worldwide respiratory market has a market size of some $5 billion, and almost all asthma drugs must be inhaled many times a day. In addition, we believe that about 40% of the drugs currently in the pharmaceutical industry’s total pipeline are hydrophobic drugs, making them difficult to formulate. Since our technology addresses these problems, we believe there is an exciting market opportunity for our HDDS and PDDS technologies.

Looking back over the past year, I am happy to report that the Company has many accomplishments in support of AI-700 and our HDDS technologies:

We reached cumulative enrollment of more than 700 patients in the pivotal Phase 3 trials for AI-700, ending the year with enrollment ahead of schedule. Based upon estimates and assumptions from our Phase 2 clinical trials, 700 patients should be sufficient to achieve statistical significance in these trials. Before closing the trials, however, we are testing these assumptions and estimates by having an independent data monitoring board perform a sample size re-estimation on the interim clinical trials data for both independent studies that constitute our pivotal trials, the “32” and “33” studies. Acusphere has instructed the clinical sites in the 32 study to suspend patient enrollment since we believe that they have enrolled a sufficient number of patients in that trial and since we desire to begin the 90-day follow-up period on the last patient enrolled. The 33 trial, which has only a 30-day follow-up period, will continue to enroll patients while the independent data monitoring board reviews the clinical trials data to assess whether both studies have sufficient patients to be able to achieve statistical significance. We expect to receive this information in the first quarter of 2006. Once enrollment is closed in both trials and the follow-up periods are completed, we will conduct quality control checks to ensure that all of the required information has been fully gathered and filed, and then, lock the database. At that time, the data will be unblinded and available to Acusphere for analysis. We anticipate announcing the clinical trial results within 3 months of completing this post-enrollment follow-up period.

Nycomed, our partner for commercialization of AI-700 in Europe, continues to be very supportive. This support is demonstrated regularly to us through their on-going efforts and visible through their decision in late 2005 to accelerate a payment of $150,000 in license fees to fund activities associated with creating a trademark and brand name for AI-700. Thus far, since the announcement of our collaboration in mid-2004, Nycomed has paid Acusphere $11 million to support AI-700 research and development with an additional $1 million in payments scheduled for 2006. These payments are separate from the $58 million in milestones and royalties outlined within our agreement. Nycomed is responsible for sales, marketing and the regulatory submissions of AI-700 throughout the European Union. At present, Nycomed is working towards a regulatory submission for Europe to be filed soon after our New Drug Application (NDA) in the U.S.

We completed the build-out of our commercial manufacturing facility for AI-700, a critical step towards our NDA filing. One of the required components of the NDA is the current good manufacturing practices (cGMP) qualification of a manufacturing facility and demonstration by laboratory tests that the AI-700 produced in this facility is comparable to the drug product used in our clinical trials. Before embarking on this project we considered numerous potential manufacturing strategies, including contract manufacturing, partnering and building our own manufacturing facility. In late 2004, Acusphere began converting an existing pharmaceutical manufacturing facility into one suitable for the commercial manufacture of AI-700, which we believe is the most cost-effective option. This facility positions Acusphere to meet its NDA filing requirements and anticipated demand upon commercial launch. In 2005, Acusphere received an occupancy permit for this facility. We are now focusing on the next stage of the project: the start-up and qualification of AI-700 operations within the facility. Qualifying a manufacturing facility is a multi-functional process involving many steps and significant documentation. We are working hard towards staying on our very demanding timeline for qualifying the facility and filing the NDA by the end of 2006. Our investment in this manufacturing facility reflects our confidence in AI-700 and its commercial prospects.

We strengthened our financial position by raising an additional $58 million in 2005 with the support of both existing and new shareholders. As a result we begin 2006 with approximately $51 million in cash on hand. We anticipate that the Company’s cash burn from operating activities in 2006 will be less than $40 million with quarterly spending rates that are higher during the first half of the year, reflecting the final stages of the clinical studies and manufacturing facility qualification costs, and declining to approximately $7 million in Q4. These estimated 2006 cash costs from operating activities do not include an estimated $3 million in new capital expenditures, $8 million in repayment of currently outstanding long-term obligations (including $3 million due to Schering AG) and $2.4 million in potential dividends on preferred stock. Nor do these cash costs include our assumed cash inflows associated with equipment financing and proceeds from Nycomed. We believe that our resources, including these assumed inflows, are adequate to fund our planned operations through 2006. We currently have no plan to seek additional equity financing until after we have clinical data from our Phase 3 clinical trials. When we do elect to seek additional financing, we will consider various potential sources, including equity, debt and strategic partners.

We advanced Acusphere’s broad technology portfolio by commencing a feasibility study with a large pharmaceutical company. Recently, a large pharmaceutical company began to fund a feasibility study where we will evaluate the use of our HDDS technology on one of its hydrophobic anti-cancer drugs. We continue to field inquiries regarding this technology from additional potential strategic partners, and in 2006, will pursue additional opportunities to leverage our technologies through such partnerships.

We strengthened our management team and Board. As we move forward, it is also essential that the Acusphere team grow with our aspirations. In 2005 the Company added Garen Bohlin to its Board of Directors: he brings more than 20 years of pharmaceutical management and financial expertise to Acusphere and now serves as the chairman of the Audit Committee. Mr. Bohlin spent 14 years in executive management at Genetics Institute, one of the world’s premier biopharmaceutical organizations. In his last position, he served as Executive Vice President with responsibility for essentially all of the non-scientific areas that comprised approximately half of Genetics Institute’s then 1,600 employees. In addition he was involved in structuring, negotiating and implementing a strategic alliance with American Home Products Corporation that resulted in the eventual acquisition of Genetics Institute at an implied valuation of approximately $3 billion. We also appointed Nancy Wetherbee as Senior Vice President of Business Development to focus on broadening the commercial prospects of Acusphere’s entire product portfolio through strategic alliances and licensing opportunities. We welcome both of these talented individuals and look forward to their valuable contributions to the Company. Also in 2005, Dr. Richard Walovitch was promoted to the position of Senior Vice President, Clinical Research reflecting his expertise and contributions to Acusphere by driving the AI-700 clinical program into its final stages.

We are working towards significant news flow in 2006 which, based upon our current plans, include:

• completion of the sample size review by the independent data monitoring board,

• completion of patient enrollment,

• data from the 32 and 33 trials,

• qualification of our manufacturing facility, and

• filing the NDA for AI-700

• additional strategic partnerships

Our achievements in the last year have positioned Acusphere for an exciting 2006. I thank you for continued support and confidence in our employees, our technology, and our mission.

Sincerely,

Sherri C. Oberg

President and CEO

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. An estimated 10.7 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward Looking Statements

The above letter contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, including statements relating to the commercial prospects of AI-700 and HDDS and PDDS technologies generally, the clinical outcome and timing of the Phase 3 trials for AI-700, the number of patients needed to complete the Phase 3 trials, the timing of the reports from the independent data monitoring board, the timing of data release, the timing of the AI-700 NDA (New Drug Application) filing in the U.S., timing of the corresponding filing by Nycomed for Europe, the Company’s ability to complete and qualify the manufacturing facility to current good manufacturing practices, the

Company’s ability to leverage its technology through strategic partnerships, the Company’s financial requirements through 2006 and overall 2006 news flow constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, uncertainties regarding the cost, timing and ultimate success of the build-out of the Company’s commercial manufacturing facility, including qualifying such facility in accordance with applicable regulatory requirements, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Letter. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Letter or to reflect the occurrence of unanticipated events.

CONTACT:

Acusphere, Inc. John F. Thero, 617-648-8800 Sr. Vice President and CFO or Stephen Schultz, 617-648-8800 Director, Corporate Communications or Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800